Exhibit 10.2

TREMOR VIDEO, INC.

1501 Broadway, Suite 801

New York, NY 10036

February 7, 2017

John Rego

By email

Dear John:

This letter (the “Agreement”) confirms the agreement between you and Tremor Video, Inc. (the “Company”) with respect to certain matters concerning your continued employment with the Company, and hereby amends the terms of your employment offer letter with the Company (the “Offer Letter”).

Severance

The sections of the Offer Letter entitled “Severance Benefits”, “Definitions” and “Section 409A” will be replaced in their entirety, as follows:

“Severance

If the Company terminates your employment for any reason other than for Cause (as defined below), death or Disability (as defined below), or you resign from your employment with the Company for Good Reason (as defined below) (each such event, a “Qualified Separation”), subject to the terms of this Agreement (including satisfaction of the Release Requirement) and your continued compliance with your Confidentiality and Invention Assignment Agreement, and provided such Qualified Separation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then you will be entitled to the following benefits: (i) severance payments at a rate equal to your base salary, at the rate in effect at the time of your separation date, for the Severance Period; (ii) a pro-rata portion of your annual bonus target for the year in which your termination occurs plus any earned but unpaid bonus amounts from prior periods; and (iii) the Company will pay to you an amount equal to the monthly premium under COBRA for you and your eligible dependents until the earliest of (x) the end of the final month of the Severance Period, (y) the expiration of your continuation coverage under COBRA or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  In addition, if a Change in Control (as defined below) is consummated and a Qualified Separation occurs within the Change in Control Period, then 100% of the then-unvested portion of any stock option or restricted stock award issued to you by the Company shall vest as of the Release Effective Date.

The severance payments described above will be paid in accordance with the Company’s standard payroll procedures, and, subject to your satisfaction of the Release Requirement (as defined below), will commence on the  first payroll date that follows the Release Effective Date, and once they commence will be retroactive to the date of your Separation.  The pro-rata portion of your bonus will be paid within seven business days following the Release Effective Date.

You will not be entitled to any of the benefits described above unless you (i) have returned all Company property in your possession, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company and (ii) have satisfied the following release requirement (the “Release Requirement”): execute and return to the Company a general release in the form attached hereto as Exhibit A of all claims that you may have against the Company or persons affiliated with the Company (the “Release”).  You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”), and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”).  If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described above.  You acknowledge and agree that if you resign without Good Reason or if the Company terminates your employment for Cause, you will not be eligible to receive any of the benefits described above.

It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.  If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective.  In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable time period for you to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year.

Definitions

For purposes of this Agreement, the following definitions will apply:

“Cause” shall mean: (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your material breach of any agreement between you and the Company that remains uncured for thirty (30) days following written notice of such material breach; (iii) your material failure to comply with the Company’s written policies or rules that remains uncured for thirty (30) days following written notice of such material breach; (iv) except with respect to driving violations, your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) your gross negligence or willful misconduct; (vi) your continuing unwillingness to perform assigned duties after receiving written notification of such failure from the Board and a thirty (30) day opportunity to cure; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.  It is understood that a termination of your employment resulting from your death or Disability shall not constitute termination for “Cause.”

“Change in Control” shall mean (i) the merger or consolidation of the Company (except any such merger or consolidation involving the Company in which the shares of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation at least a majority, by voting power, of the shares of the surviving or resulting corporation), (ii) a sale of all or substantially all of the assets or a material business division of the Company or (iii) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Change in Control Period” means the time period beginning on the date that is two (2) months prior to the Change in Control and ending on the date that is twelve (12) months following the Change in Control.

“Disability” shall mean any physical incapacity or mental incompetence as a result of which you are unable to perform the essential functions of your job for an aggregate of 180 days, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship.

“Good Reason” means that you resign after one of the following conditions has come into existence without your consent:  (i) a change in your reporting directly to the Company’s CEO or a change in your position or title with the Company that materially reduces your level of authority or responsibility; provided, however, that a change in position or reporting structures solely by virtue of a Change in Control shall not constitute “Good Reason” if you maintain a substantially similar level of responsibility within the business unit that previously operated as the independent company, (ii) a material reduction in your base salary or bonus opportunity; (iii) receipt of notice that your principal workplace will be relocated more than 30 miles that also increases your commute by at least 30 miles; or (iv) the willful breach by the Company of a material provision of this Agreement or any other agreement with you.  A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice and you resign within 30 days thereafter.

“Severance Period” means (i) six months or (ii) if a Change in Control is consummated and within the Change in Control Period a Qualified Separation occurs, twelve months.”

Treatment of Equity

In the event you accept employment with an acquirer (an “Acquirer”) in a Change in Control, or upon termination of your employment with the Company for any reason, your “Continuous Service” to the Company will cease for purposes of any stock option or restricted stock unit awards granted to you by the Company.  If you accept employment with an Acquirer in a Change in Control transaction that involves the sale of a division or a portion of the Company’s assets, any provisions with respect to the accelerated vesting of Company equity awards upon termination of employment following the occurrence of such transaction shall be converted to a cash obligation as follows: (i) with respect to the unvested portion of any restricted stock unit award, an amount equal to (x) the number of unvested restricted stock units multiplied by (y) the closing price of the Company’s common stock on the date of closing of the transaction and (ii) with respect to the unvested portion of any stock option award, an amount equal to (x) the number of unvested stock options multiplied by (y) the difference, if positive, between the closing price of the Company’s common stock on the date of closing of the transaction and the exercise price per option.   Any unvested stock options with an exercise price at or above the closing price of the Company’s common stock on the date of closing of the transaction will be cancelled without payment.

Miscellaneous

All payments under this agreement will be made net of applicable withholding taxes and other required deductions.

You agree that you will not disclose to others the terms of this Agreement, except that you may disclose such information to your family members, attorney or tax adviser if such individuals agree that they will not disclose to others the terms of this Agreement.

The terms in this letter supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company with regard to severance and the other benefits described herein.  For the avoidance of doubt, the benefits described herein with respect to the accelerated vesting of equity upon the termination of your employment with the Company following a Change in Control, shall supersede and replace the terms set forth in any stock option or restricted stock unit award agreements that you have entered into with the Company prior to the date hereof.    Except as modified herein, the terms of your Offer Letter shall remain in full force and effect.  At all times in the future, you will remain bound by your Confidential Information and Assignments Agreement with the Company.  Nothing in this Agreement will prevent the Company from terminating your employment for Cause.  The terms of this letter agreement and the resolution of any disputes will be governed by New York law.

Successors

In the event of a Change in Control, the Company may transfer your employment and assign this Agreement to the Acquirer, provided that the Acquirer assumes all obligations hereunder (subject to the paragraph entitled “Treatment of Equity”).  Upon the Acquirer’s assumption of the Company’s obligations hereunder (subject to the paragraph entitled “Treatment of Equity”), you waive any rights to claim severance benefits from the Company.

Thank you for you continued contributions to Tremor Video.

Very truly yours,

Tremor Video, Inc.

By:	/s/William Day
Name:	William C. Day
Title:	Chief Executive Officer

I have read and accept this letter:

/s/John Rego
John Rego

Dated: February 7, 2017

EXHIBIT A

RELEASE

You have entered in an employment offer letter with the Company (the “Agreement”), pursuant to which the Company has agreed to provide you with certain severance and other benefits.  In order to receive the benefits set forth in the Agreement, you must execute and allow to become effective this General Release (the “Release”) as described herein.

1.             Termination Date.  Your employment with the Company terminated on            (the “Termination Date”).

2.             Salary and Vacation Pay.  On or before the next regularly scheduled pay day following the Termination Date, the Company will pay you all of your salary earned and unpaid through the Termination Date.  You acknowledge that, except as set forth in this Release and the Agreement you are not entitled to receive any additional money from the Company following the Termination Date, and that the only payments and benefits that you are entitled to receive from the Company following the Termination Date are those specified in this Release and the Agreement.

3.             Release of All Claims.  In consideration for the benefits provided by the Company pursuant to the Agreement, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company, as co-employer, or their respective predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Human Rights Law, the Massachusetts Fair Employment Practices Law, and all other laws and regulations relating to employment.  However, this release covers only those claims that arose prior to the execution of this Release.  Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release or the obligations in the Agreement which survive termination of employment.  This release does not release claims that cannot be released as a matter of law, including, but not limited to (1) claims under the Workers’ Compensation Act; (2) claims under the Unemployment Insurance Code; and (3) your right to file a charge with or participate in a charge by the Equal Opportunity Commission or any other local, state or federal administrative body or government agency that is authorized to enforce laws related to employment, with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company and the understanding that your release herein bars you from recovering such monetary relief from the Company.

4.             ADEA.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  You also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which you were already entitled.  You are advised by this writing, as required by the ADEA that:  (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) You should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company, provided that you have not earlier revoked this Agreement (the “Release Effective Date”) and you will not entitled to receive any of the benefits specified by this Agreement unless it becomes effective.

5.             No Admission.  Nothing contained in this Release will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

6.             Other Agreements.  At all times in the future, you will remain bound by your Confidential Information and Assignments Agreement with the Company, a copy of which is attached as Exhibit A.  Any provisions in the Agreement with respect to severance benefits or treatment of equity post-termination of employment will continue in full force and effect.  Except as expressly provided in this Release, this Release renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Release.  This Release may be modified only in a written document signed by you and a duly authorized officer of the Company.

7.             Communications.  You agree that you will refrain from making statements, written or verbal, which disparage the goodwill or reputation of the Company, its officers, board of directors and/or its products, services or business practices.  Similarly, provided that you perform your obligations under this Agreement, the Company will direct its executive officers and board of directors who hold such positions as of the date of this Agreement to refrain from making statements, written or verbal, that disparage you or your business reputation.  Notwithstanding the foregoing, either party may respond accurately and fully to any question, inquiry or request for information when required by legal process.

8.             Confidentiality of Agreement.  You agree that you will not disclose to others the terms of this Release, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the terms of this Release.

9.             Company Property.  You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.  You must also erase any such proprietary or confidential information contained in any electronic documents or e-mail systems in your possession or control.

10.          Severability.  If any term of this Release is held to be invalid, void or unenforceable, the remainder of this Release will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

11.          Choice of Law.  This Release will be construed and interpreted in accordance with the laws of the State of New York (other than its choice-of-law provisions).

12.          Execution.  This Release may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

TREMOR VIDEO, INC.

By:
Name:
Title:

I agree to the terms of this Release, and I am voluntarily signing this release of all claims.  I acknowledge that I have read and understand this Release, and I understand that I cannot pursue any of the claims and rights that I have waived in this Release at any time in the future.

Dated: